Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 28, 2021 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss of $0.8 million on revenue of $21.8 million for the third quarter ended September 30, 2021. For the third quarter of 2020, the Company reported operating income of $0.7 million on revenue of $24.4 million.

“Supply chain bottlenecks intensified during the third quarter which extended both our own and our customers’ product manufacturing schedules and delayed shipments, thereby impacting third quarter revenue and earnings. The 11% year-over-year decrease in revenue, primarily related to the government/defense sector, masked a 5% increase in commercial sales led by a continued rebound in oil & gas revenue and our new ER and thin cell products. Medical sales grew 11% sequentially over the second quarter reflecting the continued solid demand for our products,” said Michael D. Popielec, President and Chief Executive Officer. “In addition to implementing price increases in response to higher supply chain costs, we are working collectively and closely with our customers and suppliers to best navigate through these increasingly complex business conditions.”

Added Mr. Popielec, “At the same time, order flow remained solid primarily in our medical and military end markets, and backlog at quarter end was substantially higher than at the end of the second quarter. We also continued to invest in new product development during the quarter and advanced our transformational projects. As we look ahead, our strong balance sheet and liquidity position, new product initiatives, and durable customer relationships anchor our view that our long-term growth drivers and strategy are sound and achievable.”

Third Quarter 2021 Financial Results

Revenue was $21.8 million, a decrease of $2.6 million, or 10.7%, compared to $24.4 million for the third quarter of 2020. Overall, commercial sales increased 5.1% and government/defense sales decreased 39.7% from the 2020 period. Battery & Energy Products declined 8.3% to $20.0 million, compared to $21.8 million last year, with an 89.5% increase in oil & gas market sales and an 115.8% increase in our new ER and thin cell battery sales offset by a 43.3% decrease in government/defense sales and a 28.3% decrease in medical battery sales. Communications Systems sales decreased 31.1% to $1.8 million compared to $2.5 million for the same period last year. During the 2021 third quarter, increased lead times on components from suppliers and other COVID-19 related logistics matters resulted in delays in our shipments to future periods. We estimate that the delayed shipments adversely impacted revenue for the 2021 third quarter by approximately $4.1 million, with approximately $2.5 million and $1.6 million impacting Battery & Energy Products and Communications Systems, respectively. Conversely, the backlog exiting the third quarter of 2021 increased by approximately 22% over the second quarter.

Gross profit was $5.1 million, or 23.5% of revenue, compared to $6.5 million, or 26.7% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 24.0%, compared to 26.0% last year, primarily due to lower factory volume and sales product mix. Communications Systems gross margin was 18.0%, compared to 32.8% last year, primarily due to lower factory volume.

Operating expenses were $5.9 million compared to $5.8 million last year, representing an increase of 1.4%, primarily relating to our continued investment in engineering resources for new product development, including resources dedicated to the Conformal Wear Battery IDIQ contract awarded in May 2021. Operating expenses were 27.1% of revenue compared to 23.8% of revenue for the year-earlier period.

Operating loss was $0.8 million compared to income of $0.7 million last year. We estimate that delayed shipments resulting from supply chain disruptions and other COVID-19 related logistics matters adversely impacted operating income for the 2021 third quarter by approximately $1.3 million.

Net loss was $0.6 million or $0.04 per diluted share using the U.S. statutory tax rate, compared to net income of $0.4 million or $0.03 per diluted share for the third quarter of 2020. We estimate that delayed shipments resulting from supply chain disruptions and other COVID-19 related logistics matters adversely impacted Adjusted EPS for the 2021 third quarter by approximately $0.08.

For the third quarter of 2021, our cash-on-hand was $15.9 million, slightly above the second quarter and an increase of 48.8% over year-end 2020, and our debt was further reduced to $0.3 million.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to net income (loss) attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS

Current Assets:
Cash	$15,853	$10,653
Trade Accounts Receivable, Net	16,235	21,054
Inventories, Net	28,179	28,193
Prepaid Expenses and Other Current Assets	4,271	4,596
Total Current Assets	64,538	64,496

Property, Plant and Equipment, Net	23,035	22,850
Goodwill	26,998	27,018
Other Intangible Assets, Net	8,725	9,209
Deferred Income Taxes, Net	11,700	11,836
Other Non-Current Assets	1,816	2,292

Total Assets	$136,812	$137,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$9,206	$10,839
Current Portion of Long-Term Debt, Net	253	1,361
Accrued Compensation and Related Benefits	1,153	1,748
Accrued Expenses and Other Current Liabilities	6,076	4,758
Total Current Liabilities	16,688	18,706
Deferred Income Taxes	475	515
Other Non-Current Liabilities	1,103	1,557
Total Liabilities	18,266	20,778

Shareholders' Equity:
Common Stock	2,051	2,037
Capital in Excess of Par Value	186,360	185,464
Accumulated Deficit	(46,701)	(47,598)
Accumulated Other Comprehensive Loss	(1,819)	(1,782)
Treasury Stock	(21,469)	(21,321)
Total Ultralife Equity	118,422	116,800
Non-Controlling Interest	124	123
Total Shareholders’ Equity	118,546	116,923

Total Liabilities and Shareholders' Equity	$136,812	$137,701

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Revenues:
Battery & Energy Products	$20,008	$21,819	$64,994	$66,616
Communications Systems	1,753	2,543	9,510	12,120
Total Revenues	21,761	24,362	74,504	78,736

Cost of Products Sold:
Battery & Energy Products	15,216	16,142	48,750	49,597
Communications Systems	1,437	1,709	6,401	7,331
Total Cost of Products Sold	16,653	17,851	55,151	56,928

Gross Profit	5,108	6,511	19,353	21,808

Operating Expenses:
Research and Development	1,723	1,606	5,223	4,429
Selling, General and Administrative	4,164	4,198	12,866	12,893
Total Operating Expenses	5,887	5,804	18,089	17,322

Operating (Loss) Income	(779)	707	1,264	4,486

Other (Income) Expense	(1)	53	76	262
(Loss) Income Before Income Tax (Benefit) Provision	(778)	654	1,188	4,224

Income Tax (Benefit) Provision	(175)	192	290	1,010

Net (Loss) Income	(603)	462	898	3,214

Net (Loss) Income Attributable to Non-Controlling Interest	(18)	55	1	90

Net (Loss) Income Attributable to Ultralife Corporation	$(585)	$407	$897	$3,124

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(.04)	$.03	$.06	$.20

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(.04)	$.03	$.06	$.19

Weighted Average Shares Outstanding – Basic	16,065	15,908	16,020	15,889

Weighted Average Shares Outstanding – Diluted	16,065	16,089	16,200	16,103

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net (loss) income attributable to Ultralife Corporation excluding the provision (benefit) for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision (benefit) that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income (loss) attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EPS

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended
	September 30, 2021			September 30, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net (Loss) Income Attributable to Ultralife Corporation	$(585)	$(.04)	$(.04)	$407	$.03	$.03
Deferred Income Tax (Benefit) Provision	(218)	(.01)	(.01)	188	.01	.01
Adjusted Net (Loss) Income Attributable to Ultralife Corporation	$(803)	$(.05)	$(.05)	$595	$.04	$.04

Weighted Average Shares Outstanding		16,065	16,065		15,908	16,089

	Nine-Month Period Ended
	September 30, 2021			September 30, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$897	$.06	$.06	$3,124	$.20	$.19
Deferred Income Tax Provision	127	-	-	821	.05	.05
Adjusted Net Income Attributable to Ultralife Corporation	$1,024	$.06	$.06	$3,945	$.25	$.24

Weighted Average Shares Outstanding		16,020	16,200		15,889	16,103

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net (Loss) Income Attributable to Ultralife Corporation	$(585)	$407	$897	$3,124
Adjustments:
Interest and Financing Expense, Net	53	92	164	372
Income Tax (Benefit) Provision	(175)	192	290	1,010
Depreciation Expense	700	582	2,160	1,743
Amortization Expense	148	161	458	480
Stock-Based Compensation Expense	142	222	512	756
Adjusted EBITDA	$283	$1,656	$4,481	$7,485

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com